UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006 (July 25, 2006)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 25, 2006, Sterling Bancshares, Inc., a Texas Corporation (“Sterling”), and BOTH, Inc., a Texas corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of the Company with and into Sterling (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, Sterling will pay aggregate merger consideration of $72,500,000 for all of Company’s issued and outstanding shares of common stock, subject to an adjustment to the extent the equity capital of the Company is less than $24,500,000 at closing. The merger consideration will be a combination of cash and Sterling common stock. The cash portion of the Merger consideration will be between $35,525,000 and $21,750,000, and the stock portion will be between 1,818,329 and 3,050,356 shares of Sterling common stock. The Merger Agreement has been approved by the respective Boards of Directors of Sterling and the Company, and the transactions contemplated thereby are subject to the approval of the Company’s stockholders.

The Merger Agreement contains standard representations, warranties and covenants. The Merger Agreement also provides that, under certain circumstances, the Company will be required to pay Sterling a $2,900,000 fee upon termination. In connection with the Merger, certain key senior employees of the Company, including its Chairman of the Board of Directors and Chief Executive Officer, will be subject to non-competition agreements. The transactions contemplated by the Merger Agreement are subject to the approval by the Board of Governors of the Federal Reserve System, the Texas Banking Commissioner, the Federal Deposit Insurance Corporation and other regulatory authorities, and closing is expected to occur early in the fourth quarter of 2006.

The forgoing summary of the terms of the transaction is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 to this report.

Item 7.01 Regulation FD Disclosure.

The Company’s bank subsidiary was established in April of 1998, and currently operates 5 banking centers in the San Antonio/Kerrville area under the name “Bank of the Hills.” As of June 30, 2006, the Company had approximately $320 million in assets, $145 million in loans, and $294 million in deposits. The Company has (i) a similar culture as that of Sterling, with a focus on relationship banking, (ii) an excellent history of balance sheet and net income growth, and (iii) excellent asset quality with strong reserve levels. The Company has also consistently maintained a return on average assets over 1.30% and return a on average equity of over 20.0%.

In connection with the Merger, Sterling estimates core deposit intangibles of approximately $9.3 million. Furthermore, Sterling anticipates that Merger related charges will be approximately $3.5 million, and that the Merger will be accretive to earnings per share in 2007 with no net cost savings assumed.

On July 26, 2006, Sterling issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated July 25, 2006 between Sterling Bancshares, Inc. and BOTH, Inc.

99.1	Press Release dated July 26, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: July 26, 2006	By:	/s/ Stephen Raffaele
Stephen Raffaele
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated July 25, 2006 between Sterling Bancshares, Inc. and BOTH, Inc.

99.1	Press Release dated July 26, 2006.